NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, #105
NYSE MKT: IHT		Phoenix, Arizona 85020
FISCAL 2018		Phone: 602-944-1500

IHT DOUBLES DIVIDEND; PRE-DEPRECIATION INCOME GROWS

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, June 22, 2017 - InnSuites Hospitality Trust (NYSE MKT: IHT)

INNSUITES HOSPITALITY TRUST (IHT) DOUBLES DIVIDEND; PRE-DEPRECIATION INCOME GROWS

InnSuites Hospitality Trust (“IHT”) declared a dividend of $0.01 per share payable on July 31, 2017 to shareholders of record as of July 5, 2017 continuing an uninterrupted 47 year annual dividend record since the formation of the Trust in 1971. IHT has initiated semiannual dividends as of July 31, 2017 of one cent each 6 months effectively doubling the prior annual dividend rate.

InnSuites Hospitality Trust (“IHT”) reported revenues of approximately 14% higher than the same quarter last fiscal year ending April 30, 2017. Excluding income tax, IHT had a 362% EBITDA increase than the same quarter last fiscal year ending April 30, 2017.

IBC (InnDependent Boutique Collection), a leading provider of hospitality technologies for independent hotels, announces that its IBC Marketplace has evolved from a standalone Central Reservation System (“CRS”) to an online portal for centrally managing ALL property technologies, including CRS, property-management system, marketing, loyalty program, rate shopping, revenue management and more. This customizable, enhanced functionality will equip independent hotel operators with the tools they need to manage their hotel assets, including rates and loyalty in one place, determine which channels are generating the most business and see which marketing programs are succeeding or failing and then retargeting offers for a better return on investment.

IHT expanded two credit facilities by increasing the line of credit from $500,000 to $1,000,000 for one of the facilities and extending the maturity date on both credit facilities to June 30, 2019. These funds may be used for working capital and expansion of our rapidly growing technology division, IBC Hotels.

On June 19, 2017, the Board of Trustees approved a 750,000 shares and partnership unit buyback program which expanded the remaining previously approved buyback authority of approximately 54,000 shares and partnership units as of April 30, 2017. The program expands the Trusts’ ability to purchase stock in the open market or privately negotiated transactions. Acquired shares will be held in treasury and will be available for future acquisitions and financings.

For more information, visit www.innsuitestrust.com.

With the exception of historical information, the matters discussed in this news release may include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties such as local, national or international economic and business conditions, including, without limitation, conditions that may, or may continue to, affect public securities markets generally, the hospitality industry or the markets in which we operate or will operate; fluctuations in hotel occupancy rates; changes in room rental rates that may be charged by InnSuites Hotels in response to market rental rate changes or otherwise; seasonality of our business; our ability to sell any of our Hotels at market value, listed sale price or at all; interest rate fluctuations; changes in, or reinterpretations of governmental regulations; competition; availability of credit or other financing; our ability to meet, refinance or extend present and future debt service obligations; insufficient resources to pursue our current strategy; concentration of our investments in the InnSuites Hotels® brand; loss of membership contracts; the financial condition of franchises, brand membership companies and travel related companies; our ability to develop and maintain positive relations with “Best Western Plus” or “Best Western” and potential future franchises or brands; our ability to carry out our strategy, including our strategy regarding IBC Hotels; the Trust’s ability to remain listed on the NYSE MKT; effectiveness of the Trust’s software program; the need to periodically repair and renovate our Hotels at a cost at or in excess of our standard 4% reserve; our ability to cost effectively integrate any acquisitions with the Trust in a timely manner; increases in the cost of labor, energy, healthcare, insurance and other operating expenses as a result of changed or increased regulation or otherwise; terrorist attacks or other acts of war; outbreaks of communicable diseases attributed to our hotels or impacting the hotel industry in general; natural disasters, including adverse climate changes in the areas where we have or serve hotels; airline strikes; transportation and fuel price increases; adequacy of insurance coverage; data breaches or cybersecurity attacks; and other factors. Such uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.